Exhibit 99.1

13 August 2014

Magnum Hunter Has No Present Intention

to Increase Tender Offer Price For Ambassador

Key Strategic Reason for Magnum Hunter’s Offer Diminished as a Result of Recent

Extension by Australian Regulator of New Standard Energy’s Exploration

Obligations in Respect of PEL 570 in the Cooper Basin

Magnum Hunter Believes Price Discipline is in the Best Interests of all Magnum Hunter Stockholders

Magnum Hunter Resources Corporation (Magnum Hunter) said today that, in connection with its takeover bid for Ambassador Oil & Gas Limited (Ambassador), Magnum Hunter has no present intention to increase the consideration being offered by it to acquire all of the outstanding ordinary shares of Ambassador (but reserves the right to do so). Magnum Hunter will continue to offer one share of Magnum Hunter common stock for every 23.6 outstanding ordinary shares of Ambassador, as set forth in Magnum Hunter’s bidder’s statement lodged with the Australian Securities & Investments Commission on 20 June 2014.

Magnum Hunter’s offer will expire on 22 August 2014, and Magnum Hunter has no present intention to extend its offer (but reserves the right to do so). Magnum Hunter will furnish additional information about Magnum Hunter to Ambassador shareholders in a supplementary bidder’s statement, which it intends to dispatch to Ambassador shareholders shortly. Magnum Hunter’s offer is subject to a competing takeover bid for Ambassador by Drillsearch Energy Limited (Drillsearch).

Magnum Hunter is currently a 17 per cent shareholder in New Standard Energy Limited (New Standard), which is the majority (52.5 per cent) partner of Ambassador in, and the operator of, petroleum exploration license no. 570 (PEL 570) in the Cooper Basin. Ambassador owns 47.5 per cent of PEL 570, which is one of its primary assets.

On 30 July 2014, New Standard announced that it had received approval from the South Australian State regulator for amendments to its five-year work program under PEL 570. According to the announcement, the South Australian State regulator granted New Standard (i) a suspension of all work commitments in its five-year work program under PEL 570 for six months and (ii) a deferral of the requirement to undertake a seismic program from year one to year two of the work program, which deferral moves the target completion date for New Standard’s PEL 570 seismic survey back 18 months from September 2014 to March 2016. New Standard has stated that it will use the postponement of its exploration obligations to plan and enhance its PEL 570 exploration program to commence drilling in year two of the program.

Magnum Hunter based its takeover bid for Ambassador on, in large part, the opportunity to increase its exposure to, and indirectly participate to a greater extent in the exploration of, the Cooper Basin. The previous New Standard PEL 570 work program would have progressed at a much more rapid pace than the new program schedule recently approved by the South Australian State regulator. The postponement of the PEL 570 work program has lessened the attractiveness to Magnum Hunter of an immediate acquisition of Ambassador. Accordingly, Magnum Hunter does not presently believe that an increase in its tender offer price, or a restructuring of its takeover bid for Ambassador, is justified at this time (but reserves the right to do so).

Mr. Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter, commented:

“Approximately two weeks ago, the Australian Government Takeovers Panel issued a declaration of unacceptable circumstances against Drillsearch, the Ambassador directors and certain shareholders of Ambassador. We were pleased that the Takeovers Panel agreed with our application and ordered that Drillsearch, the Ambassador directors and certain Ambassador shareholders unwind such shareholders’ acceptances of the Drillsearch offer. We were of the view that Drillsearch’s offer was orchestrated to deliver control of Ambassador to Drillsearch contrary to the principle that corporate takeovers must occur in an efficient, competitive and informed market.

Although the Takeovers Panel’s declaration and orders created a more level playing field where Ambassador’s shareholders could more properly consider the competing Magnum Hunter and Drillsearch bids for Ambassador, the principal considerations underlying our bid subsequently changed. We continue to believe our offer for Ambassador has significant strategic merit, specifically with respect to the potential control of the exploration and development of PEL 570 through both New Standard, in which we hold a significant equity interest, and Ambassador. However, the recent postponement of New Standard’s exploration obligations in respect of PEL 570 is a significant disincentive to us with respect to an immediate acquisition of Ambassador for a consideration greater than our current exchange offer ratio presently reflects.

Furthermore, we believe our current common stock price greatly underestimates the value of our company and its future growth prospects.  Therefore, at the present time, we are not adjusting our current exchange offer ratio to increase our consideration for Ambassador as such adjustment would be unattractive to Magnum Hunter’s existing stockholders.

We are committed to a continued discipline in our approach to delivering value to our stockholders. Accordingly, for the reasons described above, we do not presently intend to increase the exchange offer ratio we are currently offering to Ambassador shareholders or otherwise restructure our takeover bid (but reserve the right to do so).

Nevertheless, we trust that all Ambassador shareholders will properly consider and fully assess our offer in light of the Takeovers Panel’s findings, the information in our bidder’s statement and the additional information about Magnum Hunter that will be contained in our supplementary bidder’s statement, to be dispatched shortly.

We wish to emphasize that Magnum Hunter and its affiliates continue to be committed to expanding their interest in the Cooper Basin at the right time, under the proper circumstances and with the proper parties.”

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the U.S. Securities and Exchange Commission (SEC) and in Magnum Hunter’s bidder’s statement lodged with the Australian Securities & Investments Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year, and in Magnum Hunter’s bidder’s statement lodged with the Australian Securities & Investments Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Ends